Exhibit 10.2

***Text Omitted and Filed Separately with the Securities and

Exchange Commission.  Confidential Treatment Requested

Under 17. C.F.R. Sections 200.80(b)(4) and 240.24b-2.

Execution Copy

FIFTH AMENDMENT

TO THE COLLABORATIVE

RESEARCH AND LICENSE AGREEMENT

BETWEEN SENOMYX AND CAMPBELL

This Fifth Amendment (the “Fifth Amendment”) is entered into as of March 27, 2009 (the “Fifth Amendment Effective Date”), by and between Senomyx, Inc. (“Senomyx”) and Campbell Soup Company (“Campbell”).

WHEREAS, Senomyx and Campbell entered into that certain Collaborative Research and License Agreement dated March 28, 2001, as amended by that certain First Amendment dated July 26, 2002, that certain Second Amendment dated November 5, 2002, that certain Third Amendment dated February 19, 2004 and that certain Fourth Amendment dated February 24, 2006 (collectively, the “Agreement”), (capitalized terms used but not otherwise defined in this Fifth Amendment shall have the meaning given such terms in the Agreement); and

WHEREAS, Senomyx and Campbell desire to amend the Agreement in the manner set forth in this Fifth Amendment;

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants, representations and agreements set forth below, the parties hereby agree to amend the Agreement as follows:

1.                                       Appendix A to the Agreement is hereby amended by either adding or amending, as provided below, the following definitions:

“Collaborative Period” means the period beginning on the Effective Date and ending upon March 28, 2010, unless terminated earlier in accordance with Section 3.2 or 13 or extended upon proper exercise of an Extension Option.

“Extension Option” has the meaning set forth in Section 7.1 of this Agreement.

“Proof of Concept” means identification of at least one Compound that provides […***…] to a Senomyx sensory panel and confirmed and validated by a Campbell-conducted sensory panel and […***…].  As an example, a […***…].

“Taste Effect” as used herein means identification of at least one Compound that provides […***…] […***…].  As an example, […***…].

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2.                                       The following language is hereby added to Section 2 of the Agreement:

“During the seventh year of the Collaborative Period and through the remainder of the Term, the parties shall conduct two in-person Steering Committee meetings (one at each party’s location) and two video conference Steering Committee meetings annually.”

3.                                       The following language is hereby added to the end of the first paragraph of Section 3.3 of the Agreement:

“The parties further acknowledge that (i) the specific products launched within the Field shall be commercially reasonable based on […***…], (ii) that the specific products actually commercialized may change over time to reflect changing market conditions, new product introductions and/or product discontinuations in one more geographic territories and (iii) as a consequence of the foregoing, it is possible that […***…], as amended from time to time.”

4.                                       Section 7.1 of the Agreement is hereby amended such that for the seventh year of the Collaborative Period, Campbell will pay Senomyx […***…] for research support.  Such payment is earned and accrued as of the Fifth Amendment Date and shall be payable by Campbell on or before August 15, 2009.  Such payment will be used by Senomyx for the Collaborative Program.

5.                                       The following language is hereby added to the end of Section 7.1 of the Agreement:

“The parties hereby agree that Campbell will have the option to extend the Collaborative Period of the Agreement upon the following terms and conditions:

7.1.1.       Campbell shall have three (3) consecutive options (“Extension Options”) to extend the Collaborative Period each for consecutive one (1) year periods following the seventh year of the Collaborative Period.  In the event Campbell elects to exercise an Extension Option, the Collaborative Period shall be extended on the same terms and conditions as set forth in the Agreement, subject to a potential increase in funding of research support in accordance with Sections 7.1.2 through 7.1.4. The Extension Options herein granted are not assignable separate and apart from this Agreement.

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7.1.2.       Each Extension Option is conditional upon:  (i) Campbell providing Senomyx written notice of its election to exercise the Extension Option […***…] prior to the end of the Collaborative Period or any prior extension thereof; and (ii) Campbell paying to Senomyx a non-refundable non-creditable lump sum payment of […***…] for research support for each one year extension, which shall be subject to adjustment in the case of achievement of Taste Effect and/or Proof of Concept as described below.  Such payments will be used by Senomyx for the Collaborative Program and shall be payable by Campbell […***…] of the date of written notification under (i) above; provided, however, if research support is adjusted upward in the case of achievement of Taste Effect and/or Proof of Concept as provided below, such payments may be made in equal installments on a quarterly basis during the applicable annual period.  Failure of Campbell to properly notify Senomyx or to timely pay the research support payment pursuant to this Section 7.1 will be deemed by Senomyx as an election by Campbell not to extend the Collaborative Period and, in such event, the parties’ research and development obligations pursuant to Section 3 of the Agreement will expire and thereafter Campbell shall have no right to exercise any subsequent Extension Option.

7.1.3.       Subject to the remainder of this paragraph, upon achievement of a Taste Effect, the research support under this Section 7.1 will increase to an annual rate of […***…] (subject to potential future adjustment in the event of achievement of Proof of Concept as described below). Such funding rate will be increased […***…].  Following achievement of a Taste Effect, the difference between the new annualized funding rate for periods after the […***…] year of the Collaborative Period, pro-rated as of the date of achievement of the Taste Effect, and the amounts previously paid for research support during the applicable year of the then current Collaborative Period shall be paid in equal quarterly installments payable at the end of each calendar quarter for the remainder of the given year of the Collaborative Period.

7.1.4.       Subject to the remainder of this paragraph, upon achievement of Proof of Concept, the research support under this Section 7.1 will increase to an annual rate of […***…].  Such funding rate will be increased […***…].  Following achievement of Proof of Concept, the difference between the new annualized funding rate for periods after the […***…] year of the Collaborative Period,

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pro-rated as of the date of achievement of the Proof of Concept, and the amounts previously paid for research support during the applicable year of the then current Collaborative Period shall be paid in equal quarterly installments payable at the end of each calendar quarter for the remainder of the given year of the Collaborative Period.  For the avoidance of doubt, (a) if Taste Effect is achieved after Proof of Concept, the funding level will not be reduced and (b) the research funding for the […***…] year of the Collaborative Period will be fixed at […***…] notwithstanding achievement of either Taste Effect or Proof of Concept during such year.”

6.                                       The following language is hereby added to the end of Section 8.2 of the Agreement:

“Notwithstanding the foregoing, Senomyx agrees not to unreasonably withhold its consent to any sublicense by Campbell of its rights under Section 8.1 of the Agreement, in whole or in part, to one or more of its wholly-owned Affiliates provided that as a condition to each such sublicense: (A) Campbell assumes the responsibility for performance by any such sublicensee under a sublicense of the equivalent obligations (or such portion thereof) imposed upon Campbell under the Agreement (including without limitation diligence obligations under Section 3 of this Agreement, the timely payment of amounts due and other obligations under Section 7 of this Agreement and confidentiality obligations under Section 10 of this Agreement); (B) Campbell agrees to be responsible for and to guarantee payment of royalties due on sales of products containing Product Compounds by any such sublicensee; (C) the method for calculating and reporting royalties payable to Senomyx by each such sublicense shall be no less favorable to Senomyx than what is contemplated under Section 7; (D) Campbell agrees to immediately notify Senomyx of any material breach of a sublicensee’s obligations to Senomyx and take immediate steps to remedy any such breach by a sublicensee, including without limitation termination of such sublicense if requested by Senomyx; (E) each permitted sublicensee must affirmatively agree to indemnify Senomyx Indemnitees and IP Indemnities (as those terms are defined in Section 15.5) on terms consistent with Campbell’s obligations under Section 15.5; and (F) Campbell shall provide Senomyx with a list of the Affiliate(s) products in the Field for which a potential sublicense is to be granted and shall update such list for each permitted sublicensee on a quarterly basis during the term of the applicable sublicense. The parties further mutually agree and understand that sublicensees shall not have the further right to sublicense any rights under this Agreement to other Affiliates or Third Parties, in either instance, without Senomyx’s prior written consent. Campbell further agrees to provide to Senomyx a copy of each proposed sublicense agreement for review, as well as a copy of any final agreement approved by Senomyx. In addition, any amendment to a previously approved sublicense agreement shall require the same review and approval by Senomyx, in advance, as the original sublicense agreement. Upon termination of this Agreement for any reason any sublicense by Campbell to an Affiliate shall immediately terminate.

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7.                                       Section 14.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Survival.  The obligations and rights of the parties under Sections 7.8, 9.1 through 9.7, 10, 14, 15.2(B), 15.3, 15.4(B), 15.5, 16, 17, 18 and Appendix A, will survive termination or expiration of this Agreement.”

8.             A new Section 17 is hereby added to the Agreement as follows:

“17.   Right of First Negotiation.   In the event that (i) Campbell exercises all three consecutive Extension Options, (ii) the Collaborative Period expires on March 28, 2013, (iii) Campbell has and continues to be in compliance with the terms of the Agreement, (iv) and Proof of Concept has not been achieved prior to March 28, 2013, then under those circumstances and until […***…] before Senomyx first grants a license to any Compound for use in the Field to a Third Party, Senomyx will present that opportunity first to Campbell.  Campbell must inform Senomyx of commercial interest in such opportunity in writing within […***…] of receipt of written notice from Senomyx and specific financial terms.  In the event that Senomyx does not receive such written notification within such […***…] period or if such terms offered by Campbell are not acceptable to Senomyx, then Senomyx shall be free to enter into agreements with one or more Third Parties for their use of any Compound for use in the Field.  If the terms offered by Campbell are acceptable to Senomyx, the parties shall negotiate in good faith to complete a license agreement for such Compound in the Field for a period not to exceed […***…]. In the event that the parties do not enter into a license agreement for such Compound within such […***…] period, then Senomyx shall be free to enter into agreements with one or more Third Parties for their use of any Compound for use in the Field.  For the avoidance of doubt, if the Collaborative Period terminates prior to March 28, 2013, the rights and obligations under this Section 17 will not apply.”

9.             A new Section 18 is hereby added to the Agreement as follows:

“In the event that the Collaborative Period expires on March 28, 2013 and the Steering Committee has not selected a Selected Compound for development, Campbell will be […***…] to […***…], under confidentiality, […***…] by Senomyx […***…] that were […***…] and that were […***…] to Campbell during the Collaborative Period.  For the avoidance of doubt, Campbell […***…] that such […***…] and nothing herein shall impose any additional obligation upon Senomyx.”

10.           Miscellaneous.

10.1                         The parties will agree upon a press release to promptly announce the execution of this Fifth Amendment and its material terms, the form of which press release shall have been mutually agreed prior to the execution of this Fifth Amendment. After issuance of such press release, Campbell and Senomyx may each disclose to third parties the information contained in such press release without the need for further approval by the other party.

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10.2                         Except as specifically amended by this Fifth Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

10.3                         This Fifth Amendment shall be governed by the laws of the State of California; as such laws are applied to contracts entered into and to be performed entirely within such state.

10.4                         This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the Fifth Amendment Effective Date.

SENOMYX, INC.		CAMPBELL SOUP COMPANY

By:	/s/ Kent Snyder	By:	/s/ M. Carl Johnson, III

Name:	Kent Snyder	Name:	M. Carl Johnson, III

Title:	President & CEO	Title:	SVP & Chief Strategy Officer

Date:	March 26, 2009	Date:	3/27/09